U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2006

Commission File No. 0-27382

B-TELLER, INC.
(Formerly Known as Hot Products, Inc. Com and formerly known as ST & C International, Inc.)
(Name of small business issuer as specified in its charter)

Washington	86-0737579
State of Incorporation	IRS Employer Identification No.

Cheyne House, Crown Court, 62-63 Cheapside, Canary Warf, London England EC2V 6JP
(Address of principal executive offices)

Registrant's telephone number, including Area Code: 011-44-772-029-2302

ITEM 1.01 - Entry into a Material Definitive Agreement

On March 1, 2006, at a Special Shareholders Meeting, the majority of the shareholders of the Issuer voted on and approved a change of corporate domicile from the State of Arizona to the State of Washington. On March 21, 2006, the Issuer changed its domicile to the State of Washington.

At this Special Shareholders Meeting on March 1, 2006 of the Corporation’s shareholders, the majority of the shareholders of the Issuer voted to allow the Board of Directors of the Issuer to restructure the issued and outstanding shares of common stock without further shareholders approval. On March 6, 2006, the Board of Directors voted for a 1 for 100 reverse split in the issued and outstanding shares of the Issuer’s common stock to become effective at the opening of market on March 13, 2006.

At this Special Shareholders Meeting on March 1, 2006, the shareholders voted the change of the Issuer’s par value from $0.01 to $0.001 and the change of authorized capital from 33,332,747 to 250,000,000 shares of common stock and 10,000 shares of preferred stock. The par value of $0.001 is the same for both classes of stock.

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On March 23, 2006, the Issuer entered into an agreement with Bankteller, Ltd. of London, England to acquire Bankteller, Ltd., an English corporation on a share exchange basis and Bankteller, Ltd is now a wholly owned subsidiary of the Issuer. The Issuer then issued 6,000,000 shares of common stock to Bankteller, Ltd. in exchange for 100 shares, the total issued and outstanding shares of stock of Bankteller, Ltd. The 6,000,000 shares of common stock issued to Bankteller, ltd. effected a change of control with Bankteller owning 56% of the Issuer’s shares of common stock.

On March 23, 2006, the Issuer effected a change of corporate name to B-Teller, Inc. and voted to forward split the Issuer’s shares of common stock on a 2-1/2 to 1 basis, effective on April 3, 2006. The Board of Directors was empowered by the majority of the Issuer’s shareholders at their Special Shareholders Meeting of March 1, 2006 to cause the restructuring of the Issuer’s shares of common stock without further shareholder approval.

On May 8, 2006, the Issuer’s Board of Directors entered into an agreement with Midland F1 Marketing, Ltd, an English company for sales and marketing services and issued 1,500,000 shares of the Issuer’s common stock in exchange for those services.

Item 3.02	Unregistered Sales of Equity Securities

On March 23, 2006, the Issuer entered into an agreement with Bankteller, Ltd. of London, England to acquire Bankteller, Ltd., an English corporation on a share exchange basis and Bankteller, Ltd is now a wholly owned subsidiary of the Issuer. The Issuer then issued 6,000,000 shares of common stock to Bankteller, Ltd. in exchange for 100 shares, the total issued and outstanding shares of stock of Bankteller, Ltd. The 6,000,000 shares of common stock issued to Bankteller, ltd. effected a change of control with Bankteller owning 56% of the Issuer’s shares of common stock. This issuance resulted in 15,000,000 shares of post-split shares of common stock.

On March 23, 2006, 4,000,000 shares of the Issuer’s shares of common stock were issued to non-affiliate debt holders pursuant to a conversion agreement with the debt holders. This issuance resulted in 10,000,000 shares of post-split shares of the Issuer’s common stock.

The 2 -1/2 shares of post split stock for 1 share of pre-split stock was effective as of April 3, 2006.

On May 8, 2006, 1,500,000 shares of the Issuer’s shares of common stock were issued to Midland F1 Marketing, Ltd. for sales and marketing services.

Item 5.02	Departure of Directors or Principal Officers.

On March 1, 2006, Jamie Copland the Issuer’s sole officer and director resigned and appointed new management, Amando Russo as President and Director and Nicholas Alexander as Secretary and Director. On May 16, 2006, Nicholas Alexander resigned as Secretary and Director and J.A. Claydon accepted the position as interim Secretary and Director for an undetermined term. The management of the Issuer’s wholly owned subsidiary, Bankteller, Ltd. is determining who shall be most appropriate to serve on the Issuer’s Board of Directors to most effective conduct operations of the parent and subsidiary.

Item 5.03	Amendment to the Articles of Incorporation

On March 1, 2006, at a Special Shareholders Meeting, the majority of the shareholders of the Issuer voted on and approved change of corporate domicile from the State of Arizona to the State of Washington and other amendments to the Articles of Incorporation. On March 21, 2006, the Issuer changed its domicile to the State of Washington.

On March 23, 2006, the Issuer effected a change of corporate name to B-Teller, Inc.

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SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By /s/ Armando Russo
President

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